Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated November 20, 2024
To Prospectus dated November 20, 2024
Registration No. 333-283348

PRICING TERM SHEET

$750,000,000 5.700% Senior Notes due 2035

November 21, 2024

The information in this pricing term sheet supplements the registration statement, the prospectus, and the preliminary prospectus supplement and supersedes the information in the registration statement, the prospectus, and the preliminary prospectus supplement and the documents incorporated therein to the extent inconsistent with the information in those documents. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Expand Energy Corporation

Securities:	5.700% Senior Notes due 2035 (the “Notes”)

Format:	SEC Registered

Trade Date:	November 21, 2024

Settlement Date:

December 2, 2024 (T+6)

It is expected that delivery of the Notes will be made against payment therefore on or about the closing date specified on the cover page of the prospectus supplement, which will be the sixth business day following the date of the prospectus supplement. This settlement cycle is referred to as “T+6.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date, will be required, by virtue of the fact that the Notes initially will settle T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the date that is one business day preceding the settlement date should consult their own advisors.

Ratings:*	Moody’s: Ba1 (Positive) S&P: BBB- (Stable) Fitch: BBB- (Stable)

Principal Amount:	$750,000,000

Maturity Date:	January 15, 2035

Benchmark Treasury:	UST 4.250% due November 15, 2034

Benchmark Treasury Price / Yield:	98-18 / 4.430%

Spread to Benchmark Treasury:	+132 bps

Yield to Maturity:	5.750%

Price to Public:	99.609% of principal amount, plus accrued interest, if any from December 2, 2024

Coupon:	5.700% per annum

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2025

Record Dates:	January 1 and July 1

Optional Redemption:

At any time prior to October 15, 2034, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 20 basis points), plus accrued interest to, but not including, the redemption date.

At any time on or after October 15, 2034, at 100% of the principal amount plus accrued interest to the redemption date.

CUSIP / ISIN:	165167DH7 / US165167DH73

Joint Book-Running Managers:	J.P. Morgan Securities LLC TD Securities (USA) LLC BofA Securities, Inc. CIBC World Markets Corp. Mizuho Securities USA LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC Wells Fargo Securities, LLC
Co-Managers:

Citigroup Global Markets Inc.

Citizens Capital Markets, Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Regions Securities LLC

Truist Securities, Inc.

BOK Financial Securities, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

***

Changes from the Preliminary Prospectus Supplement:

On November 21, 2024, the previously disclosed Tender Offer was amended such that the expiration date will be 5:00 p.m., New York City time, on November 27, 2024, unless extended or earlier terminated, and holders are permitted to withdraw their tendered Tender Notes until such amended expiration date.

As a result, all information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, TD Securities (USA) LLC toll-free at 1-855-495-9846, or BofA Securities, Inc. toll-free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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